                                                                     Exhibit 4.6

                 CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
             PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
              AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
             LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING
                 CHARACTERISTICS OF SERIES B PREFERRED STOCK
                                     OF
                                SERAGEN, INC.


         Seragen, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

         1. The Corporation is validly existing and incorporated under the laws of the State of Delaware.

         2. The Corporation's Restated Certificate of Incorporation, as amended, authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.01 per share, and expressly vests in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued. Currently, there are no designated shares of Series B Preferred Stock. The rights of the holder of the Series B Preferred Stock shall rank pari passu with the rights of the holders of all other series of Preferred Stock, now existing or hereafter issued by the Corporation, with respect to all preferences upon liquidation.

         3. DESIGNATION OF THE SERIES. The Board of Directors of the Corporation, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series B issue of Preferred Stock:

         There shall be a series of convertible Preferred Stock designated as "Series B Preferred Stock." Each share of such series shall be referred to herein as a "Series B Share." Upon initial issuance by the Corporation, the price per share of the Series B Shares shall be $1,000 (the "Purchase Price"). The par value per share is $.01. The authorized number of such Series B Shares is 23,800. The Series B Shares shall be equal in rank to all other series of Preferred Stock, now existing or hereafter issued by the Corporation.

         A. VOTING RIGHTS. Except as otherwise expressly provided herein or as otherwise required by law, each holder of Series B Shares shall be entitled to vote, on any matter submitted to a vote of the shareholders of the Corporation, and shall be entitled to the number of votes equal to the product of (x) the number of Series B Shares held by such holder on the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, in accordance with applicable provisions of Delaware law, and (y) $1,000, divided by $4.00. Except as otherwise expressly provided herein or as otherwise required by law, the holders of Series B Shares and the holders of Common Stock shall vote together on all matters and not as separate classes or series. Notwithstanding the foregoing, without the prior written consent of the holders of the Series B Shares:

            (i) the Corporation shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series B Shares of its Restated Certificate of Incorporation, as amended, any resolutions of the Board of Directors or any instrument establishing and designating the Series B Shares in determining the relative rights and preferences thereof so as to affect any adverse change in the rights, privileges, powers, or preferences of the holders of Series B Shares; or

            (ii) the Corporation shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series B Shares.

        B. DIVIDENDS. The holders of the Series B Shares shall be entitled to receive a cumulative dividend payable in arrears in cash quarterly on the last day of each March, June, September and December commencing on September 30, 1996 (each, a "Dividend Payment Date"), at a rate per annum equal to (i) from the date issuance of the Series B Shares through June 30, 1999, the prime rate as announced by the WALL STREET JOURNAL from time to time, such rate to be adjusted automatically on the effective date of any change in such rate (the "Prime Rate"), plus 1-1/2%; (ii) from July 1, 1999 through June 30, 2000, the Prime Rate plus 2%; (iii) from July 1, 2000 through June 30, 2001, the Prime Rate plus 3%; (iv) from July 1, 2001 through June 30, 2002, the Prime Rate plus 4%; and (v) from and after July 1, 2003, the Prime Rate plus 5%, in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights, junior to the Series B Shares. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends) without interest, and shall be payable on the Dividend Payment Date; provided that no dividends shall accumulate or accrue during any period when royalties are accruing pursuant to the Irrevocable License Agreement dated June 28, 1996.

        C.  Conversion Rights.
            -----------------

            (i) CONVERSION. The holders of the outstanding Series B Shares shall have the right, at such holders' option, without the payment of any additional consideration by the holder thereof and at any time from the issuance date, to convert all or any of such Series B Shares into the number of shares of Common Stock for which such Series B Shares are then convertible pursuant to Section 3.C(ii) below (after giving effect to any adjustments provided for under Section 3.C(iv) hereof).

            (ii) CONVERSION PRICE. Upon conversion of the Series B Shares pursuant to Section 3.C hereof, each Series B Share shall be converted into the number of shares of Common Stock equal to $1,000, divided by the average of the closing sale prices of the Common Stock as reported by the Nasdaq Stock Market for the ten consecutive trading days immediately preceding the Conversion Date (as such term is defined in Section 3.C (iii).

            (iii) MECHANICS OF CONVERSION.  The holder of any Series B
Shares is entitled, at its option, at any time, to convert any or all of the Series B Shares into Common Stock of the Corporation, at a conversion price set forth in 3.C(ii). Such conversion shall be effectuated by surrendering to the Corporation, or its attorney, the original Series B Shares to be converted together with a written notice stating that the holder elects to convert all or a portion of the Series B Shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued and a representation letter signed by the holder in a form to be agreed upon by the holder and the Corporation at the time the Series B Shares are purchased. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares of Common Stock issuable shall be rounded down or up, as the case may be, to the nearest whole number of shares. The date on which notice of conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Corporation the original Series B Shares, a facsimile or original of the signed notice to convert and a facsimile or original of the signed representation letter. Within two (2) business days after receipt of the documentation referred to above, the Corporation shall deliver a certificate, with the restrictive legend set forth in Section 3.C (vii) hereof, for the number of shares of Common Stock issuable upon conversion. The Corporation shall be responsible for taking all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. Upon surrender of any Series B Shares that are to be converted in part, the Corporation shall issue to the holder, if so requested, new Series B Shares equal to the number of unconverted Series B Shares.

            (iv) CERTAIN ADJUSTMENTS. In the event of any change in one or more classes of capital stock of the Corporation by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Corporation or the sale or transfer by the Corporation of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series B Shares shall be promptly and appropriately adjusted by the Board of Directors of the Corporation so as to fully protect and preserve the same (such preservation and protection to be the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the

Series B Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

            (v) COSTS. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series B Shares; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate of such shares in a name other than that of the holder of the Series B Shares in respect of which such shares are being issued.

            (vi) RESERVATION OF SHARES. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Series B Shares.

            (vii) RESTRICTIVE LEGEND. The Series B Shares and the shares of Common Stock issuable upon conversion of the Series B Shares have not been registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the "Act"). The holders of Series B Shares may not sell, pledge, distribute, offer for sale, transfer or otherwise dispose of the Series B Shares or any shares of Common Stock issued on conversion of the Series B Shares in the absence of (a) an effective registration statement under the Act as to such Series B Shares or Common Stock issuable upon conversion thereof and registration or qualification of such Series B Shares or Common Stock issuable upon conversion thereof under any applicable Blue Sky or state securities law then in effect, or (b) an opinion of counsel, satisfactory to the Corporation, that such registration and qualification are not required.

         Without limiting the generality of the foregoing, the Corporation shall be under no obligation to issue the shares covered by such conversion unless and until the holder of such Series B Shares shall have executed an investment letter in form and substance satisfactory to the Corporation, including a warranty at the time of such exercise that it is acquiring such shares for its own account, for investment and not with a view to, or for sale in connection with, the distribution of any such shares, in which event the holder of Series B Shares shall be bound by the provisions of the following legend or a legend in substantially similar form which shall be endorsed upon the certificate(s) evidencing the shares issued upon conversion of the Series B Shares:

              "The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, in the absence of an effective registration statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel satisfactory to the Corporation that an exemption from registration is then available."

         In addition, without limiting the generality of the foregoing, the Corporation may delay issuance of the shares of Common Stock issuable upon such conversion until completion of any action or obtaining of any consent, which the Corporation deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).

         D.  Liquidation.
             -----------

             (i) SERIES B PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any Preferred Stock junior in rank to the Series B Shares, to be paid an amount per share equal to the liquidation value described in this Section 3.D(i) (the "Liquidation Value"). The per share Liquidation Value of the Series B Shares on any date is equal to the sum of the following:

                  (A)  $1,000, plus

                  (B) an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares.

Notice of liquidation, dissolution, or winding-up of the Corporation shall be mailed, by registered mail, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders or record of the Series B Shares at their respective addresses as the same appear on the books of the Corporation or are supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

             (ii) General.
                  -------

                  (A) All of the preferential amounts to be paid to the holders of the Series B Shares pursuant to Section 3.D(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any preferred stock junior in rank to the Series B Shares in connection with such liquidation, dissolution or winding-up.

                  (B) After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding
Series B Shares as set forth
in Section 3.D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series B Shares shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series B Shares shall not be entitled to participate in such distribution.

             (iii)  Deemed Liquidation.
                    ------------------

                    (A) For purposes of this Section 3.D, any of the following transactions shall be deemed to be a liquidation, dissolution or winding up: (1) a consolidation or merger of the Corporation with or into any other corporation or corporations, (2) a sale or other disposition of all or substantially all of the assets of the Corporation, and (3) the issuance and/or sale by the Corporation of shares of Common Stock (or securities convertible into shares of Common Stock) in a single or integrated transaction constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible into shares of Common Stock as having been fully converted and all options and other rights to acquire shares of Common Stock or securities convertible into shares of Common Stock as having been fully exercised)2; PROVIDED, HOWEVER, that none of the foregoing transactions shall be deemed to be a liquidation, dissolution or winding up for purposes of this
Section 3.D(iii) if an election to do so shall have been approved by an affirmative vote of holders of all of the shares of Series B Preferred Stock then outstanding.

             E.   Redemption.
                  ----------

             (i) ELECTION OF CORPORATION TO REDEEM. At any time, at the election of the Corporation with the approval of either (a) the members of the Corporation's Board of Directors who are not affiliated with Boston University,
(b) the Corporation's Audit Committee or (c) a comparable body for the review of potential conflict of interest situations, the Corporation may redeem any or all of the outstanding Series B Shares, upon the terms described in this Section 3.E out of funds legally available therefor; PROVIDED, HOWEVER, that at any time when the Corporation's Common Stock is listed on the Nasdaq Stock Market ("Nasdaq"), the Corporation may not elect to redeem any Series B Shares if such redemption would result in the Corporation failing to comply with the applicable net tangible asset and capital and surplus criteria for inclusion on Nasdaq.

             (ii) REDEMPTION PRICE. The redemption price per Series B Share shall be $1,000, plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares (the "Series B Redemption Price"). The Series B Redemption Price shall be equitably adjusted whenever there shall occur a stock split, stock dividend, subdivision of shares, recapitalization, reclassification or other similar event relating to the Preferred Stock.

        (iii) REDEMPTION NOTICE. If the Corporation elects to redeem the Series B Shares, it shall deliver a written notice of redemption to each holder of record of Series B Shares, at its address as appears on the records of the Corporation, not less than thirty (30) days prior to the date fixed by the Corporation for the redemption (the "Redemption Date"). The notice of redemption shall state:

        (A) the total number of Series B Shares to be redeemed on such Redemption Date and the number of shares of Series B Shares to be redeemed from the holder to which such notice is addressed;

        (B) the date of such Redemption Date and the Series B Redemption Price; and

        (C) that the holder shall surrender to the Corporation on or before such Redemption Date, at its principal office or such other place as may be designated in the Redemption Notice, any certificate(s) held by it representing shares to be redeemed.

        (iv) SURRENDER OF CERTIFICATES. Each holder of Series B Shares being redeemed shall surrender the certificate(s) held by it representing such shares to the Corporation at its principal office or such other place as may be designated in the Redemption Notice. Upon such surrender, the Corporation shall pay to the order of the person whose name appears on such certificate(s) the Series B Redemption Price for such shares, and each surrendered certificate shall be cancelled. In the event that, prior to the final Redemption Date, not all of the Series B Shares represented by a surrendered certificate are being redeemed, the Corporation shall deliver to the holder, at the expense of the Corporation, a new certificate representing the number of Series B Shares not redeemed.

        (v) NO DIVIDENDS AND CONVERSION AFTER REDEMPTION. From and after the later of the last Redemption Date or forty-five (45) days after the date that the Corporation shall have mailed the last Redemption Notice, no Series B Shares shall be entitled to any further dividends pursuant to Section 3.B hereof or to conversion pursuant to Section 3.C hereof.

        (vi) If, on or before a Redemption Date, the funds necessary for such redemption shall have been set aside by the Corporation and deposited with a bank or trust company, in trust for the benefit of the holders of the Series B Shares that has been called for redemption, then, notwithstanding that any certificates for shares that have been called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such redemption date, and all rights of holders of such shares so called for redemption shall forthwith, after such redemption date, cease and terminate, excepting only the right to receive the redemption funds therefor to which they are entitled, but without interest. Any interest accrued on funds so deposited and unclaimed by stockholders entitled thereto shall be paid to such stockholders at the time their respective shares are redeemed or to the Corporation at the time unclaimed amounts are paid to it. In case the holders of Series B Shares which shall have been called for redemption shall not, within six years after a redemption date, claim the amounts so deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for such redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any Series B Shares, or otherwise, shall be returned to the Corporation forthwith.

                  F. REACQUIRED SHARES. Any shares of Series B Shares redeemed, purchased, converted, or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares upon their retirement and the filing of any certificate required in connection therewith pursuant to the Delaware General Corporation Law shall become authorized but unissued shares of Preferred Stock.

                  G. COPIES OF AGREEMENTS, INSTRUMENTS, AND DOCUMENTS. Copies of any of the agreements, instruments or other documents referred to in this Certificate shall be furnished to any stockholder upon written request to the Corporation at its principal place of business.

         4. The statements contained in the foregoing, creating and designating the said Series B issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Restated Certificate of Incorporation, as amended, of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Corporation by its Chief Executive Officer and President this 28th day of June, 1996, and he does hereby affirm, under penalty of perjury, that the foregoing Certificate of Designation is the act and deed of the Corporation and that the facts stated therein are true and accurate.

Signed on June 28th, 1996.

                                           SERAGEN, INC.


                                        By: /s/ George W. Masters
                                           -------------------------------------
                                           George W. Masters,
                                           Chief Executive Officer and President